LOAN AND PLEDGE AGREEMENT

     THIS LOAN AND PLEDGE AGREEMENT (hereinafter referred to as this "Agreement"), executed on the 18th day of August, 1986, by and between DIXIE RICE AGRICULTURAL CORPORATION, INC., a Louisiana corporation (hereinafter referred to as the "Borrower"), and SOUTHERN METHODIST UNIVERSITY, a Texas non-profit corporation (hereinafter referred to as "SMU").

                              W I T N E S S E T H:

     WHEREAS, Borrower has requested that SMU extend a revolving line of credit in the amount of S1,500,000.00 to be secured by certain of Borrower's marketable securities and SMU is willing to extend such line of credit on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. COMMITMENT OF SMU. Subject to the terms and conditions hereinafter set forth, SMU agrees, at any time and from time to time during the period beginning on the date of this Agreement and continuing through and including June 30, 1996, to make one or more advances (hereinafter collectively referred to as the "Advances") to Borrower under a revolving line of credit (the "Commitment"). The aggregate amount of the Advances outstanding at any one time shall not exceed the sum of $1,500,000.00. Each Advance under the Commitment shall be subject to satisfactory compliance by Borrower with all provisions of this Agreement including the procedure for requesting Advances set forth in
Section 7 hereof. Within the limits of the Commitment, Borrower may borrow, repay and reborrow without penalty or premium. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Event of Default (as hereinafter defined) has occurred and is continuing, or if any event or condition has occurred that may, with notice or the passage of time, be an Event of Default.

     2. NOTE EVIDENCING BORROWINGS. The Commitment shall be evidenced by a promissory note of Borrower, in form and substance satisfactory to SMU, such note bearing interest and being payable as set forth in Exhibit "A" attached hereto and made a part hereof by reference for all purposes, with appropriate insertions (hereinafter referred to as the "Note").

     3. PLEDGE OF COLLATERAL. In consideration of the Commitment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower hereby grants, assigns, transfers and sets over to SMU a continuing security interest in and to the collateral described in this Agreement (hereinafter referred to as the "Collateral"), and the certificates representing the Collateral. Collateral includes, without limitation, (a) all money, instruments and property of Borrower this day delivered to and deposited with SMU, and all money, instruments and property of Borrower heretofore delivered or which shall hereafter be delivered to or come into the possession, custody or control of SMU in any manner or for any purpose whatever during the existence of this Agreement, (b) any additional Shares (defined herein) which may be delivered to SMU after the date hereof pursuant to the agreement contained herein, and (c) the proceeds of any and all such property.

     4. SECURED INDEBTEDNESS. The security interest granted herein is given to ratably secure the performance and payment of Borrower's obligations, liabilities and indebtedness arising under or in connection with the Note and this Agreement (hereinafter referred to as the "Secured Indebtedness").

     5. COLLATERAL. The, word "Shares," as used herein, shall mean collectively any and all shares of stock listed for trading and actively traded on the New York Stock Exchange or American Stock Exchange or real-time reported NASDAQ securities or such other securities as may be acceptable to SMU, which Borrower has deposited with SMU contemporaneously with, or prior to, the execution of this Agreement, and such additional shares of stock that Borrower may from time to time in the future deposit with SMU pursuant to the terms of this Agreement. SMU may, at its option, give written or telegraphic notice to any and all parties issuing the Shares or having in their possession any Collateral for which they or others are accountable to Borrower, to hold and dispose of such Collateral for the account of SMU and to send such Collateral directly to SMU at its address shown herein, and to thereafter treat and regard SMU as the assignee and transferee of Borrower and entitled in its place and stead to receive any and all Collateral. Without in any way limiting the effectiveness of the authorization and direction in the next preceding sentence, if Borrower shall receive any such Collateral which is hereby receivable by SMU, Borrower shall hold the same in trust and shall remit and deliver, or cause to be remitted and delivered, such Collateral immediately and forthwith, to SMU. SMU shall have no responsibility whatsoever to obtain the deposit of such Collateral. The inclusion of proceeds in this Agreement does not authorize Borrower to sell, transfer, dispose of or otherwise use the Collateral in any manner not specifically authorized herein.

     Borrower covenants and agrees with SMU that so long as any Secured Indebtedness is outstanding, it will deposit and maintain on deposit with SMU Shares which at all times are valued at not less than two hundred percent (200%) of the outstanding principal balance of the Note (the "Minimum Value"), as determined by daily closing market price quotations (either last trade or average of last bid and asked prices) from the New York Stock Exchange, American Stock Exchange, NASDAQ or other regularly published source. Any Shares not traded on a particular day shall be valued as of such day at the average (weighted by days elapsed) of the values of such Shares on the next preceding and next following days on which such Shares are traded. In the event on the last day of any March, June, September or December (hereinafter referred to as a "Determination Date"), commencing September 30, 1986, the value of the Shares deposited with SMU as so determined falls below the Minimum Value, Borrower covenants and agrees to deposit with SMU within ten (10) days following such Determination Date additional Shares sufficient to increase the value of the Shares to at least the Minimum Value. In the event, on any Determination Date, the value of the Shares deposited with SMU exceeds two hundred ten percent (210%) of the outstanding principal balance of the Note (the "Maximum Value"), SMU agrees to promptly deliver to Borrower sufficient Shares selected by SMU in its sole discretion to reduce the value of the Shares to below the Maximum Value.

     6. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to SMU that:

          (a) Corporate Existence. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated and is duly qualified as a foreign corporation in all jurisdictions wherein the property owned or to the best of its knowledge the business transacted by it makes such qualification necessary;

          (b) Corporate Power and Authorization. Borrower is duly authorized and empowered to execute and deliver this Agreement, and to create and issue the Note, and all corporate and other action on the part of Borrower for the due creation and issuance of the Note and for the due execution, delivery and performance of this Agreement has been duly and effectively taken;

          (c) Binding Obligations. This Agreement does, and the Note upon its creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower, enforceable in accordance with their terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights and subject to availability of equitable remedies);

          (d) No Legal Bar or Resultant Lien. This Agreement and the Note do not and will not violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, or result in the creation or imposition of any lien or other encumbrance upon any assets or properties of Borrower, other than those contemplated by this Agreement;

          (e) No Consent. Borrower's delivery and performance of this Agreement and the Note do not require the consent or approval of any other person or entity, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof;

          (f) Investments and Guaranties. Borrower has made no investments in, advances to or guaranties of the obligations of any person or entity, except as reflected in its most recent Financial Statements (defined herein) delivered to SMU. As used herein, the term "Financial Statements" shall mean balance sheets, income statements and appropriate footnotes and schedules, prepared in accordance with generally accepted accounting principles and consistent with prior periods.

          (g) Liabilities. Except for liabilities incurred in the normal course of business, Borrower has no material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the Financial Statements. Except as described in the Financial Statements, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower which involves the possibility of any judgment or liability not fully covered by insurance, and which might be reasonably expected to have a Material Adverse Effect (defined herein). As used herein, the term "Material Adverse Effect" shall mean any material and adverse effect on (i) the assets or properties, liabilities, financial condition, business, operations, affairs or circumstances of Borrower from those reflected in the Financial Statements or from the facts represented or warranted in this Agreement, or (ii) the ability of Borrower to carry out its business as at the date of this Agreement or as proposed at the date of this Agreement to be conducted or to meet its obligations under the Note or this Agreement on a timely basis. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower, except as known to affect its industry generally, which might reasonably be expected to have a Material Adverse Effect;

          (h) Taxes: Governmental Charges. Borrower has filed all tax returns and reports required to be filed and has paid taxes, assessments, fees and other governmental charges levied upon it or upon any of its assets, properties or income which are due and payable, including interest and penalties, or has provided adequate reserves, if required, in accordance with generally accepted accounting principles for the payment thereof, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment thereof as required by generally accepted accounting principles have been provided;

          (i) Titles, etc. Borrower has good and marketable legal and beneficial title to the Collateral and to its assets and properties, free and clear of all liens or other encumbrances except those referred to in the Financial Statements, and those heretofore disclosed to SMU in writing, and has the right to transfer any and all interests therein;

          (j) Defaults. Borrower is not in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument in any respect that might be reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing;
          (k) Casualties; Taking of Properties. Since the dates of the Financial Statements neither the business nor the assets or properties of Borrower has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy;

          (1) Use of Proceeds; Margin Stock. The proceeds of the Note will be used by Borrower solely (i) to provide funds for working capital, (ii) to provide funds for repayment of existing loans, or (iii) other general corporate purposes. Borrower will not use any part of the proceeds of the Note for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulations U, G, T or X of the Board of Governors of the Federal Reserve System, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the, meaning of said Regulation U. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Borrower nor any person or entity acting on behalf of Borrower has taken or will take any action which might cause the loans hereunder to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect;

          (m)  Compliance with the Law.  Borrower:

               (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower or any of its assets or properties is subject; or

               (ii) has not failed to obtain any license, permit, franchise or ether governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;

     which violation or failure might reasonably be expected to have a Material Adverse Effect;

          (n) No Material Misstatements. No information, exhibit or report furnished by Borrower to SMU in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not misleading;

          (o) Subsidiaries. Borrower has no subsidiaries other than Dixie Equipment Leasing, Inc.;

          (p) Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

          (q) Public Utility Holding Company Act. Borrower is not a "holding company", or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended;

          (r) Shares Freely Transferable. The Shares described herein and delivered to SMU as Collateral (i) are genuine, free from adverse liens, claims, mortgages, pledges, encumbrances, or restrictions on transfer whatsoever (including restrictions imposed under federal and state securities laws), other security interests, default, prepayment or any legal or equitable defenses, and (ii) comply with applicable laws concerning form, content and manner of preparation and execution; and

          (s) Warranty. The Collateral is not subject to the interests of any third person, and Borrower will defend the Collateral and its proceeds against the claims and demands of all third persons.

     7. CONDITIONS OF LENDING. The obligation of SMU to make Advances hereunder shall be subject to the conditions precedent that:

          (a) Requests for Advances. At the time of requesting any Advance hereunder, Borrower shall comply with the following procedure:

               (i) Borrower shall deliver to SMU a certificate in form and substance satisfactory to SMU, and substantially in the form of Exhibit "B" attached hereto, stating the amount of the requested Advance, the date of the requested Advance, and describing the Collateral in sufficient detail to permit SMU to determine the market value of such Collateral at such date;

               (ii) SMU shall, as promptly as practicable, evaluate the proposed Collateral to determine if, in its sole discretion, it is willing to accept such Collateral as security for the Commitment;

               (iii) In the event SMU determines that the proposed Collateral has a market value at such date of at least two hundred percent (200%) of the amount of the requested Advance and if SMU is otherwise willing to accept such Collateral, SMU shall advise Borrower of its decision, and shall make the Advance no later than thirty
          (30)days thereafter, and

               (iv) Borrower shall deposit with SMU the original certificates evidencing its ownership of the Collateral together with stock powers properly executed in favor of SMU.

          (b) Representations and Warranties. The representations and warranties of Borrower under this Agreement Shall be true and correct in all material respects as of each such date, as if then made (except to the extent that such representations and warranties relate solely to an earlier date);

          (c) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or fail to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

          (d) Other Documents. SMU shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as SMU or its counsel may reasonably request, and all such documents shall be in form and substance satisfactory to SMU;

          (e) Corporate Resolutions. On or before the closing of the transaction contemplated by this Agreement, SMU shall have received appropriate corporate authorizations and evidence of existence and good standing for Borrower to enter into this Agreement and the Note and to perform its obligations hereunder; and

          (f) Legal matters satisfactory. On or before the closing of the transaction contemplated by this Agreement, Borrower shall have delivered to SMU an opinion of counsel from Borrower's counsel in form and substance satisfactory to SMU (i) as to the matters (as of the date of such opinion) set forth in Subsections 6(a), (b), (c), (d), (e), (g) and (m) hereof, and
     (ii) as to such other matters as SMU or its counsel may reasonably request. All legal matters incident to the consummation of the transactions contemplated hereby shall be satisfactory to counsel for SMU.

     8. AFFIRMATIVE COVENANTS. Without the prior written consent of SMU, Borrower will at all times comply with the following affirmative covenants from the date hereof and for 30 long as any part of the Note is outstanding.

          (a)  Annual Financial Statements and Certificates of
     Compliance. Within 120 days after the end of each fiscal year of Borrower, Borrower will furnish or cause to be furnished to SMU (1) annual unaudited Financial Statements of Borrower, prepared in accordance with generally accepted accounting principles, consistent with prior periods, and (2) a certificate signed by Borrower (i) stating that Borrower has fulfilled in all material respects its obligations under this Agreement and the Note and that all representations and warranties made herein continue to be true and correct in all material respects (or specifying the nature of any change) or if an Event of Default has occurred, specifying the Event of Default and the nature and status thereof; (ii) to the extent requested from time to time by SMU, specifically affirming compliance of Borrower in all material respects with any of the representations or obligations under said instruments; and (iii) containing or accompanied by such financial or other details, information and material as SMU may reasonably request to evidence such compliance;

          (b) Taxes and Other Liens. Borrower will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower or upon the income or any assets or property of Borrower as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a lien or other encumbrance upon any or all of the assets or property of Borrower, provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if Borrower shall have set up reserves therefor adequate, if required, under generally accepted accounting principles;

          (c) Further Assurances. Borrower will cure promptly any defects in the creation and issuance of the Note and the execution and delivery of this Agreement. Borrower, at its expense will promptly execute and deliver to SMU upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Note or more fully to state the obligations set out herein;

          (d) Performance of Obligations. Borrower will pay the Note and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by Borrower hereunder, at the time or times and in the manner specified;

          (e) Reimbursement of Expenses. Borrower will, upon request, promptly reimburse SMU for all amounts expended, advanced or incurred by SMU to satisfy any obligation of Borrower under this Agreement, or to protect the assets or business of Borrower or to collect the loans made hereunder, or to enforce the rights of SMU under this Agreement, which amounts will include all court costs, attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by SMU in connection with any such matters, together with interest at either (i) the highest lawful rate permitted by law an each such amount from the date that the same is expended, advanced or Incurred by SMU until the date of reimbursement to SMU, or (ii) if no Event of Default shall have occurred and be continuing, the pre-maturity rate specified in the Note on each such amount from the date that the same is expended, advanced or incurred by SMU until ten (10) days following the earlier of the date of mailing or delivery of written demand or request by SMU for the reimbursement of same, and thereafter at the rate specified in clause (i) above until the date of reimbursement to SMU. In the event SMU elects to pay such amounts and Borrower falls to reimburse SMU therefor as provided in this Subsection, SMU may make advances at its own initiation for the account of Borrower on the Note to provide for such reimbursement, without the necessity of a request for advance from Borrower, and such advances shall be a part of the indebtedness of Borrower under this Agreement;

          (f) Accounts and Records. Borrower will keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years;

          (g) Right of Inspection. Borrower will permit any officer, employee or agent of SMU to examine Borrower's books of record and accounts, and take copies and extracts therefrom, all at such reasonable times and as often as SMU may request; and

          (h) Notice of Certain Events. Borrower shall promptly notify SMU if Borrower learns of the occurrence of (i) any event which constitutes an Event of Default, together with a detailed statement by Borrower of the steps being taken to cure the Event of Default; or (ii) the receipt of any notice from, or the taking of any other action by the holder of any promissory note, or other evidence of indebtedness of Borrower with respect to a claimed default, together with a detailed statement by Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower is taking or proposes to take with respect thereto; or (iii) any legal, judicial or regulatory proceedings affecting Borrower or any of the assets or properties of Borrower in which the amount involved is material and is not covered by insurance or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (iv) any dispute between Borrower and any governmental or regulatory body or any other person or entity which, if adversely determined, might reasonably be expected to cause a Material Adverse Effect, except as known to affect the oil and gas industry generally.

     9. NEGATIVE COVENANTS. Without the prior written consent of SMU, Borrower will at all times comply with the following negative covenants from the date hereof and for so long as any part of the Note is outstanding;

          (a) Proceeds of Note. Borrower will not permit the proceeds of the Note to be used for any purpose other than as provided in subsection 6(l) above;

          (b) Nature of Business. Borrower will not permit any material change to be made in the character of its business as carried on at the date hereof; and

          (c) Mergers, Etc. Borrower will not merge or consolidate with or sell, assign, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets or properties (whether now owned or hereafter acquired) to, any person or entity (i) unless the stockholders' equity of the successor entity (whether or not Borrower) is equal to or greater than the stockholders' equity of Borrower immediately before such transaction and the successor entity becomes or remains liable for all of Borrower's obligations hereunder, and (ii) except that Borrower may sell its output in the ordinary course of business.

     10.  EVENTS OF DEFAULT.

          (a) Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

               (i) Borrower shall fail to pay when due the principal of or interest on the Note or any other indebtedness of Borrower incurred pursuant to this Agreement;

               (ii) Any representation or warranty made herein or in any certificate or statement furnished or made to SMU pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made, or any representation, statement (including financial statements), certificate, report or other data furnished or made by Borrower hereunder proves to have been untrue in any material respect, as of the date of which the facts therein set forth were stated or certified;

               (iii) Default shall be made in the due observance or performance of any of the covenants or agreements of Borrower contained herein and such default shall continue for more than thirty
          (30) days;

               (iv) Default shall be made in respect of any obligation for borrowed money, other than the Note, for which Borrower is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other security interest, lien, charge or encumbrance with respect thereto, on any asset or property of Borrower or in respect of any agreement relating to any such obligation, and such default shall continue for more than thirty (30) days;

               (v) Borrower shall (a) apply for or consent to the appointment of a receiver, trustee, intervenor or liquidator of itself, or of an or a substantial part of its assets or (b) be adjudicated a bankrupt or insolvent or file a voluntary petition in bankruptcy, or admit in writing that it is unable to pay its debts as they become due, or (c) make a general assignment for the benefit of creditors, or (d) file petition or answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization or insolvency proceedings;

               (vi) An order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority appointing a receiver, trustee, intervenor or liquidator of Borrower or of all or substantially all of Borrower's assets, and such order shall not be discharged within a sixty (60) day period;

               (vii)     Borrower discontinues its usual business;

               (viii) A judgment for the payment of money in excess of $25,000 is rendered by any court or other governmental body against Borrower and Borrower does not discharge the judgment or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within thirty (30) days from the date of entry thereof, and within said period of thirty (30) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles;

               (ix) Any event shall occur which could, with the passage of thirty (30) days, mature into an Event of Default hereunder (upon the occurrence of which, Borrower shall give SMU written notice thereof);

               (x) The value of the Shares described herein, on any Determination Date, as determined pursuant to Section 5 hereof, shall be less than the Minimum Value, and Borrower shall fail to provide additional Shares pursuant to its agreement herein within ten (10) days thereafter sufficient to increase the value of the Shares to at least the Minimum Value; or

               (xi) Legal or beneficial ownership of more than fifty percent (50%) of the outstanding voting shares of capital stock of Borrower or any successor entity permitted under Subsection 9(c) is transferred to or otherwise acquired by persons or entities other than the persons or entities now legally and beneficially owning such shares.

          (b) Upon the occurrence of any Event of Default specified in subparagraphs(a)(v) or (a)(vi) the entire principal amount due under the Note and all interest then accrued thereon, and any other liabilities of Borrower hereunder, shall become immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by Borrower. In any other Event of Default, SMU may declare the principal of, and all interest then accrued on, the Note and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding. Nothing contained herein shall be construed to limit or amend in any way the Events of Default enumerated in the Note, or any other documents executed in connection with the transaction contemplated herein.

          (c) Upon the occurrence of an Event of Default, and at anytime thereafter SMU shall have, then or at any time thereafter, all of the rights and remedies of a secured party under the Texas Uniform Commercial Code in force on the date of execution of this Agreement; and SMU may, in its sole discretion, sell, transfer, assign and deliver all or any part of the Collateral at public or private sale, and thereafter, SMU may bring suit for any deficiency remaining after any public or private sale of the Collateral.

          (d) This Agreement, SMU's rights hereunder and/or the Secured Indebtedness, or any part thereof, may be assigned from time to time by SMU. SMU may at any time following the occurrence of an Event of Default hereunder (i) transfer the Collateral to SMU or its nominee, pursuant to the applicable provisions of the Texas Uniform Commercial Code, and/or (ii) receive income, including money, thereon and hold the income as Collateral or apply the income to the payment of the Secured Indebtedness, or any part thereof; the manner and distribution of the application to be in the sole and absolute discretion of SMU. SMU may delay or refrain from exercising any right or remedy under this Agreement without waiving that or any other right or remedy of hereunder.

     11. EXERCISE OF RIGHTS. No failure to exercise, and no delay in exercising, on the part of SMU, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of SMU hereunder shall be in addition to all other rights provided by law. No modification or waiver hereof or of any provision of the Note, nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

     12. NOTICES. If notice to Borrower of the public sale or private sale or other disposition of the Collateral is required by the Texas Uniform Commercial Code, such notice shall be sufficient If SMU gives written notice to Borrower five (5) days prior to the date of any public sale of the Collateral or five
(5). days prior to the date after which any private sale or other disposition of the Collateral win be made. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (a)
BORROWER: 4835 LBJ Freeway, Suite 600, Dallas, Texas 75244, Attention: Chief Executive Officer; or (b) SMU: P.O. Box 193, SMU Station, Southern Methodist University, Dallas, Texas 75275, Attention: Vice President for Finance and Administration. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid or, if mailed, on the day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to all other parties pursuant to this Section.

     13. GOVERNING LAW. This Agreement is being executed and delivered, and is intended to be performed, in Dallas, Texas, and the substantive laws of such state shall govern the validity, construction, enforcement and interpretation of this Agreement and all other documents and instruments referred to herein, unless otherwise specified therein or unless the laws of another state require the application of the laws of such state.

     14. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

     15.  MAXIMUM INTEREST RATE.

          (a) Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein or any other instrument or agreement entered into in connection with or as security for the Note, SMU shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the principal amount evidenced by the Note, any amount in excess of an amount which would result in exceeding the maximum rate of interest permitted to be charged by applicable law. In the event the maturity of the Note is accelerated by reason of an election of the holders thereof resulting from any Event of Default under this Agreement, or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement, the Note or otherwise shall be cancelled automatically as of the date of such acceleration and if theretofore paid shall be applied to the reduction of the unpaid principal balance of the Note and if the principal balance of the Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the amount of interest paid or payable under any specific contingency exceeds an amount which would result in exceeding the maximum rate of interest permitted under applicable law, SMU and Borrower shall, to the extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather thin as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received throughout the entire contemplated term of the Note at the maximum lawful rate under applicable law.

          (b) If at any time and from time to time SMU is prevented from collecting the rate of interest and the fees specified in the Note, by applicable law or governmental regulation, it shall be entitled to recoup the amount it would have otherwise been able to collect when such recoupment will not violate such applicable law or governmental regulation. Such recoupment shall be accomplished by Borrower paying interest at the highest lawful rate until such time as SMU shall have fully recouped the interest it would have otherwise been able to collect from Borrower in the absence of such applicable law or governmental regulation. During any such period of recoupment, interest collected by SMU shall first be credited to payment of current interest due at the rate specified in the Note, then any remaining interest collected shall. be applied to recoupment. When SMU shall have recouped all such interest, the interest rate payable by Borrower shall revert to the rate specified in the Note. In no event, however, shall the interest rate charged hereunder ever exceed the maximum rate of interest permitted by law.

     16. ENTIRETY AND AMENDMENTS. This Agreement, the Note, and/or any other documents and instruments referred to herein, embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof, and any provision hereof or of the Note, may be amended or waived only by an instrument in writing executed by Borrower and SMU.

     17. MULTIPLE COUNTERPARTS: APPROVAL. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but. all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until (a) a counterpart of this Agreement has been executed and delivered by all parties hereto, and (b) the terms and provisions of this Agreement, and the execution and delivery thereof by SMU, shall have been duly approved by the Investment Committee of the Board of Governors of SMU.

     18. SURVIVAL. All covenants, agreements, undertakings, representations and warranties made herein, in the Notes or other documents and instruments referred to herein, shall survive all closings hereunder and shall not be affected by any investigation made by any party.

     19. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates; provided, however, that Borrower may not, without the prior written consent of SMU, assign any rights, powers, duties or obligations hereunder.

     EXECUTED on the 18th day of August, 1986.

DEBTOR:                         DIXIE RICE AGRICULTURAL
                                 CORPORATION, INC.
                                a Louisiana corporation



                                By: /s/ Michael Snetzer
                                    ----------------------------------
                                Its:               Vice President
                                    ----------------------------------

SECURED PARTY:                  SOUTHERN METHODIST UNIVERSITY,
                                a Texas non-profit corporation




                                By: /s/ Laurence L. Laundry
                                    ----------------------------------
                                Its:               Vice President
                                    ----------------------------------




                                  EXHIBIT "A"
                                PROMISSORY NOTE

$1,500,000.00             Dallas, Texas            August 18, 1986

     FOR VALUE RECEIVED, the undersigned, DIXIE RICE AGRICULTURAL CORPORATION, INC., a Louisiana corporation (the "Maker"), hereby unconditionally promises to pay to the order of SOUTHERN METHODIST UNIVERSITY, a Texas nonprofit corporation ("SMU"), at its offices in University Park, Dallas County, Texas, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($1,500,000.00) or, if less, the aggregate unpaid balance of all amounts advanced to Borrower pursuant to that certain Loan and Pledge Agreement of even date herewith by and between Maker and SMU (the "Loan Agreement"), in lawful money of the United States of America, together with interest at the lesser of (a) the Maximum Rate (defined herein) or (b) as follows (the "Contract Rate"):

          (i) from the date of this Note and continuing until June 30, 1988, this Note shall bear interest at the rate of seven and one-half percent (7-1/2%) per annum;

          (ii) From and after June 30, 1988 and continuing until maturity, this Note shall bear interest at a rate to be determined annually on each June 30 (the "Interest Determination Date"), beginning June 30, 1988. The rate of interest for the twelve (12) month period immediately following each Interest Determination Date shall be equal to the greater of (a) seven and one-half percent (7-1/2%) per annum, or (b) seventy-six percent (.76) multiplied times the Index (defined herein) for the month including such Interest Determination Date. As used herein, the term "Index" shall mean the Shearson Lehman Brothers Inc. Bond Market Report - Corporate Bond Index
     - Long Term (Average) Yield (which Index for June 1986 was 9.90 %) or if same is no longer published, the successor index, if any, or if none is available, a substantially equivalent index for obligations of the same maturity and quality as designated by SMU with the consent of Maker, which consent shall not be unreasonably withheld.

     The term "Maximum Rate" as used herein includes, as to Article 5069-1.04, Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, the rate based upon the "indicated rate ceiling." All past due principal and interest of this Note shall bear interest at the highest lawful rate until paid.

     Interest on this Note is due and payable quarterly as it accrues, on the last day of each September, December, March and June, commencing September 30, 1986. The principal balance of this Note outstanding on June 30, 1996 (the "Conversion Date"), together with all accrued but unpaid interest, is due and payable in thirty-nine (39) consecutive quarterly installments, each in the amount of 1/40th of the principal balance of this Note outstanding on the Conversion Date, commencing September 30, 1996 and continuing on the last day of each December, March, June and September thereafter, with one (1) final installment being due and payable. on June 30, 2006 in an amount equal to the outstanding principal balance of this Note, plus all accrued but unpaid interest. All installments of principal and interest are payable at SMU's office in University Park, Dallas County, Texas.

     This Note is executed and delivered pursuant to the Loan Agreement and is the Note referred to therein, and is secured by capital stock in certain publicly traded corporations. Reference is made to the Loan Agreement for a description of the properties pledged and assigned, the nature and extent of the security and the rights of the parties under the Loan Agreement in respect of such security. Upon the occurrence of any Event of Default (as such term is defined in the Loan Agreement), the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable, whereupon the holder will have the remedies provided in the Loan Agreement.

     Regardless of any provision contained in this Note, no holder of this Note shall ever be entitled to receive, collect or apply, as interest on any amount owing, hereunder, any amount in excess of the highest lawful rate of interest permitted to be charged by applicable law, and in the event any holder of this Note ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the principal amount of this
Note is paid in full, any remaining excess shall forthwith be paid to the Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate permitted by law, the undersigned and any holder of this Note shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of this Note at the maximum lawful rate under applicable law; provided that if this Note is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence hereof exceeds the highest lawful rate permitted by law, the holder of this Note shall refund to the undersigned the amount of such excess or credit the amount of such excess against the principal amount of this Note, and in such event, no holder of this Note shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the highest lawful rate permitted by law.

     If at any time and from time to time SMU is prevented from collecting the Contract Rate and the fees specified in this Note, by applicable law or governmental regulation, it shall be entitled to recoup the amount it would have otherwise been able to collect when such recoupment will not violate such applicable law or governmental regulation. Such recoupment shall be accomplished by the Maker paying interest at the highest lawful rate until such time as SMU shall have fully recouped the interest it would have otherwise been able to collect from Maker in the absence of such applicable law or governmental regulation. During any such period of recoupment, interest collected by SMU shall first be credited to payment of current interest due at the Contract Rate, then any remaining interest collected shall be applied to recoupment. When SMU shall have recouped all such interest, the interest rate payable by Maker shall revert to the Contract Rate. In no event, however, shall the interest rate charged hereunder ever exceed the maximum rate of interest permitted by law.

     If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including but not limited to court costs and reasonable attorneys' fees.

     Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, acceleration, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note.

                                MAKER:

                                DIXIE RICE AGRICULTURAL
                                CORPORATION, INC.,
                                a Louisiana corporation




                                By:
                                    ----------------------------------

                                    ----------------------------------

                                Its:
                                    ----------------------------------



                                  EXHIBIT "B"


                             BORROWING CERTIFICATE



     This Borrowing Certificate is executed by the undersigned pursuant to that
certain Loan and Pledge Agreement dated August    , 1986 (the "Loan Agreement")
                                               ---
between Dixie Rice Agricultural Corporation, Inc. (the "Borrower") and Southern Methodist University (the "Agreement"); and the undersigned hereby certifies and affirms the accuracy of the following information:

1.   Amount of requested Advance:                 ;
                                  -------------------------


2.   Proposed Collateral:


     Capital stock of the following corporations, represented by certificates for the number of shares set forth opposite the name of the respective corporations, and being listed and actively traded on the exchange or market set forth opposite the name of the respective corporations:

  Corporation   Certificate No.   No. of Shares   Exchange/Market
--------------- ---------------  ---------------  ---------------







3. Price per share at date of execution of Certificate and total market value of such shares based on such price:

   Corporation        Price per Share   Total Market Value
------------------  ------------------  ------------------




The undersigned, the duly elected and acting -------------------of the Borrower, hereby certifies that the conditions set forth in Subsections 7(b) and 7(c) of the Loan Agreement are met as of the date hereof and has this ------- day of --- ---, 19--, executed this Borrowing Certificate for the purpose of obtaining an Advance under the Agreement.